EXHIBIT 10.R
PERSONAL AND CONFIDENTIAL
Dear                     ,
     This award letter is to inform you of your annual long-term equity award. This grant is designed to align your interests and efforts with the long-term interests of the company’s stockholders, and to provide you with a direct incentive to achieve the company’s strategic and financial goals. This grant is subject to all terms and conditions of the El Paso Corporation 2005 Omnibus Incentive Compensation Plan, as amended and restated (the “Plan”), the summary (prospectus) of the Plan and the provisions of this letter. The Plan summary is available via the El Paso Intranet at the following address:
[prospectus link]
Restricted Stock
     Your restricted stock grant of                      shares of EP common stock vests over a period of time. Provided you remain continuously employed within the El Paso organization until such dates, one-third of the restricted stock will vest and the restrictions will lapse on                     , one-third on                     , and the remaining one-third on                     .
     If you voluntarily terminate your employment, or in the event you are terminated for cause, all unvested shares of restricted stock will be forfeited. Please refer to the Plan summary for further information regarding the effect of a termination of employment upon the shares of restricted stock that have been granted to you.
     Generally, the restrictions mean that the shares of restricted stock may not be sold, transferred, or used as collateral until the end of the vesting period. During the restriction period, or vesting period, however, you may vote your shares and receive any dividends and distributions on those shares. Your restricted stock will be held in an account at Computershare Trust Company, N.A., EP’s stock transfer agent. At the end of the vesting period, unrestricted stock (net of the number of whole shares required to be withheld to satisfy applicable payroll withholding taxes) will be credited to your account at Morgan Stanley Smith Barney (MSSB). Thereafter, the remaining shares of stock are yours to keep or sell, subject to any insider trading restrictions.
     Unless you make an election under Section 83(b) of the Internal Revenue Code at the date of grant, you will be taxed on the value of the shares when the restrictions lapse. Dividends you receive during the restriction period will be taxed as compensation. Your holding period for capital gain purposes begins when the shares become taxable to you. Please consult with your personal tax advisor with respect to your particular situation.
Stock Options
     A grant of non-qualified stock options for                      shares of EP common stock, at an exercise price of $                     per share, the FMV on the date of grant, was awarded to you                     . Provided you remain continuously employed within the El Paso organization until such dates, one-third of the award will vest and become exercisable on                     , one-third on                     , and the remaining one-third on                     . Thereafter, the options may be exercised, in whole or in part, through                     .
     Subject to applicable restrictions under the Company’s Insider Trading Policy, if you voluntarily terminate your employment with the Company, you will be able to exercise your vested options for up to three months following termination unless such options expire sooner by their own terms. Please refer to the Plan summary for further information regarding the effect of a termination of employment upon the stock options that have been granted to you.
     Currently, cashless stock option exercises must be made through MSSB. If this is your first grant, you will receive an email/packet from MSSB in the next few weeks that explains the program features. You may also call MSSB at 1-800-367-4777 during market hours to exercise any of your vested options. You can access your stock option and restricted stock information on-line at https://www.benefitaccess.com. Regular exercises (exercise and hold) of stock options should still be done through the Corporate Secretary’s office. Please call Alan Bishop at (713) 420-5429 or Marguerite Woung-Chapman at (713) 420-4018 to obtain the necessary forms.
     Pursuant to the terms of the Plan, if you knowingly engage in, or are grossly negligent with respect to, misconduct that causes El Paso to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, you will be required to reimburse El Paso the amount of any payment in settlement of an award granted to you under the Plan and earned during the 12-month period following the first public issuance or filing, whichever first occurred, of the financial document that is required to be restated.
     If you disagree with any of the terms of this award or choose not to accept this award, please contact Alan Bishop at 713-420-5429> within 30 days of the grant date. Otherwise, you will be deemed to have accepted this award under the terms and conditions set forth in this award letter and the Plan.
     If you have any questions regarding this grant, please give me a call.

Sincerely,